As filed with the Securities and Exchange Commission on July 20, 1998
                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              BUSH BOAKE ALLEN INC.
             (Exact Name of Registrant as Specified in Its Charter)

          VIRGINIA                                   13-2560391
(State or Other Jurisdiction of
Incorporation or Organization)             (I.R.S. Employer Identification No.)

                                7 MERCEDES DRIVE
                           MONTVALE, NEW JERSEY 07645
          (Address, including Zip Code, of Principal Executive Offices)

                              BUSH BOAKE ALLEN INC.
                     1994 STOCK OPTION AND STOCK AWARD PLAN
                            (Full Title of the Plan)

                                JULIAN W. BOYDEN
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              BUSH BOAKE ALLEN INC.
                                7 MERCEDES DRIVE
                           MONTVALE, NEW JERSEY 07645
                                 (201) 391-9870
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------

                                 With a copy to:
                              WARREN J. CASEY, ESQ.
                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                          MORRISTOWN, NEW JERSEY 07962
                                 (973) 966-6300


                         CALCULATION OF REGISTRATION FEE

----------------------------- ---------------------- ----------------------- ---------------------- ----------------------
          Title of                   Amount             Proposed Maximum       Proposed Maximum           Amount of
       Securities to                  to be              Offering Price            Aggregate            Registration
       be Registered            Registered(1)(2)          Per Share(3)          Offering Price               Fee
       Common Stock,                1,000,000                $30.28125              $30,281,250            $8,932.97
      $1.00 Par Value

   Total Registration Fee                                                                                  $8,932.97


    (1) Does not include 1,000,000 shares of Common Stock that may be issued pursuant to the Bush Boake Allen Inc. 1994 Stock Option and Stock Award Plan (the "Plan"), that were previously registered under Registration Statement on Form S-8, filed on November 22, 1994 (No. 33-86588).

    (2) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of shares of Common Stock that may be issued pursuant to anti-dilution provisions contained in the Plan.

    (3) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h)(1) and Rule 457(c) based on the average high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on July 16, 1998.

                             REGISTRATION STATEMENT
                            FOR ADDITIONAL SECURITIES
                                   ON FORM S-8

                           Incorporation by Reference

         This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,000,000 shares of Common Stock that may be issued under the Bush Boake Allen, Inc. 1994 Stock Option and Stock Award Plan (the "Plan") as a result of an annual increase in the number of shares that may be offered under the Plan. 1,000,000 shares of Common Stock that may be issued under the Plan were previously registered under Registration Statement on Form S-8, filed on November 22, 1994 (No. 33-86588). Registration Statement on Form S-8, filed on November 22, 1994 (No. 33-86588) is incorporated by reference herein pursuant to General Instruction E to Form S-8, except for Item 6 of such Registration Statement.


ITEM 6.              Indemnification of Directors and Officers.

         The Bylaws of Bush Boake Allen Inc. ("BBA") provide that each person who now is, was or hereafter becomes a director or officer shall be indemnified by BBA against liabilities and expenses reasonably incurred by or imposed on such person, including liabilities arising under the Securities Act of 1933, in connection with any action, suit or proceeding in which such person was, is or is threatened to be made a party by reason of such person now or hereafter being or having been a director or officer of BBA, only if (i) such person acted in relation to such matters in a manner such person believed, in the case of conduct in his official capacity, to be in the best interests of BBA, and in all other cases his conduct was at least not opposed to BBA's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, (ii) in connection with a proceeding by or in the right of BBA, such person was not adjudged liable to BBA and (iii) in connection with any proceeding charging improper benefit to such person, whether or not involving his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him. Such rights of indemnification are in addition to any other rights to which any such person may otherwise be entitled. In addition, directors have indemnification contracts with BBA that provide for substantially similar indemnification as that provided for by the Bylaws.

         The Virginia Stock Corporation Act also provides that a corporation may indemnify any officer or director against loss and expense reasonably incurred in connection with a civil suit or proceeding to which such person is a party by reason of being such officer of director, on condition such person acted in good faith and believed his conduct was in the corporation's best interest in the case of conduct in this official capacity, or, in all the other cases, believed his conduct was not opposed to the best interests of the corporation. With respect to a criminal proceeding, a corporation may indemnify an officer or director under the same conditions as set forth above if such person had no reasonable cause to believe his conduct was unlawful. With respect to suits brought by or in the right of the corporation to which an officer or director is adjudged liable, indemnification may be made only if a court determines such person is fairly and reasonably entitled to indemnification in view of the relevant circumstances, provided any such indemnification shall be limited to reasonable expenses incurred.

         BBA maintains both Directors and Officers liability and Corporate Reimbursement insurance which provides for payments on behalf of the Director and Officers of all losses of such persons (other than matters uninsurable under the law) arising from claims, including claims arising under the Securities Act of 1933, for acts or omissions by such persons while acting as Directors or Officers.

         The directors of BBA, Julian W. Boyden, Peter L. Acton, Thomas R. Crane, Jr., L. Robert Pfund, James M. Reed, George J. Sella, Jr. and William H. Trice, are all parties to indemnity agreements with BBA. These director indemnity agreements provide that BBA will indemnify the director if he becomes a party to any proceeding by reason of the fact that he is or was a director of BBA.

         BBA and Union Camp Corporation ("Union Camp") have entered into an agreement whereby each party will indemnify the other party against liabilities relating to the business of the indemnifying party as it has been conducted prior to the initial public offering of BBA's common stock, including Union Camp's agreement to indemnify BBA against all liabilities relating to the operations and business of BBA's Jacksonville facility at any time up to and including December 31, 1986, after which date the Jacksonville facility was operated as part of BBA.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montvale, New Jersey, on this 20th day of July, 1998.

                              BUSH BOAKE ALLEN INC.

   JULIAN W. BOYDEN              FRED W. BROWN, JR.                KENNETH M. McHUGH
By:______________________    By:______________________          By:_____________________
   Julian W. Boyden                Fred W. Brown, Jr.                Kenneth M. McHugh
   Chairman, President and         Vice President, Finance and      Controller
   Chief Executive Officer         Chief Financial Officer          (Principal Accounting Officer)
   (Principal Executive Officer)   (Principal Financial Officer)

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Julian W. Boyden, Fred W. Brown, Jr. and Kenneth M. McHugh, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming what said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                         Title                                  Date

JULIAN W. BOYDEN
 __________________________                                                    July 20, 1998
 Julian W. Boyden                 Chairman, President and Chief Executive
                                    Officer, President, and Director
                                    (Principal Executive Officer)
FRED W. BROWN, JR.
 __________________________                                                    July 20, 1998
 Fred W. Brown, Jr.               Vice President, Finance and Chief
                                         Financial Officer
                                   (Principal Financial Officer)
KENNETH M. McHUGH
 __________________________                                                    July 20, 1998
 Kenneth M. McHugh              Controller (Principal Accounting Officer)

PETER L. ACTON
 __________________________                                                    July 20, 1998
 Peter L. Acton                      Director

THOMAS R. CRANE, JR.
 __________________________                                                    July 20, 1998
 Thomas R. Crane, Jr.                Director

L. ROBERT PFUND
 __________________________                                                    July 20, 1998
 L. Robert Pfund                     Director

JAMES M. REED
__________________________                                                     July 20, 1998
 James M. Reed                       Director, Vice Chairman of the Board

GEORGE J. SELLA, JR.
 __________________________                                                    July 20, 1998
 George J. Sella, Jr.                Director

WILLIAM H. TRICE
 __________________________                                                    July 20, 1998
 William H. Trice                    Director

                                INDEX TO EXHIBITS

   Exhibit No.       Description

4.2 Bush Boake Allen Inc. 1994 Stock Option and Stock Award Plan (filed as exhibit 4.2 to the Registrant's Registration Statement on Form S-8 filed on November 22, 1994, No. 33-86588, and incorporated herein by reference).

5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

23(a)    Consent of PricewaterhouseCoopers LLP.

23(b)    Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

24       Power of Attorney (contained on the signature page hereto).